Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-254551 and 333-270965) and the Registration Statements on Form S-3 (File Nos. 333-262348, 333-251802, 333-255323, 333-267762 and 333-276848), of our report dated March 30, 2023, except for the effects of the restatement discussed in Note 2 for which the date is April 15, 2024 relating to the consolidated financial statements (as restated) which appears in this Form 10-K for the year ended December 31, 2023.

/s/ ArmaninoLLP
San Ramon, California

April 15, 2024